Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-210521) of Proteostasis Therapeutics, Inc. of our report dated March 30, 2016, except for the third paragraph of Note 1, as to which the date is August 24, 2016, relating to the financial statements, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Boston, MA

August 24, 2016